EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Registration Statement on Form S-1 (Registration No. 333-_____) of our report dated June 30, 2022, relating to the consolidated financial statements of Xeriant, Inc. as of June 30, 2022 and 2021 and for the years then ended which appear in Xeriant, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2022 filed with the Securities and Exchange Commission on October 15, 2022. We also consent to the reference to our firm under the caption “Experts”.

BF Borgers CPA P.C.

Lakewood, CO

January 17, 2023